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                                  Alston&Bird

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                       Fax: 404-881-7777  Telex: 54-2996

Philip C. Cook                                        Direct Dial (404) 881-7491



                               December 18, 1996




Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

Allied Bankshares, Inc.
P.O. Box 1020
Thompson, Georgia 30824

         Re: Proposed Merger of Allied Bankshares, Inc. with and into Regions Financial Corporation

Ladies and Gentlemen:

         We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of Allied Bankshares, Inc. ("Allied"), a corporation organized and existing under the laws of the State of Georgia, with and into Regions. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of June 13, 1996, by and between Allied and Regions (the "Agreement"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.
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                            INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

         (1)     the Agreement;

         (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on November __, 1996, including the Proxy Statement/Prospectus for the Special Meeting of the Stockholders of Allied.

         (3)     such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and Allied and through certificates provided by the management of Regions and the management of Allied.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Thomson, Georgia market area. To achieve these goals, the following will occur pursuant to the Agreement:

                 (1) Subject to the terms and conditions of the Agreement, at the Effective Time, Allied shall be merged with and into Regions in accordance with the provisions of Section 14-2-1107 of the GBCC and Section 258 of the DGCL and with the effect provided in Section 14-2-1106 of the GBCC and
Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of Allied and Regions.

                 (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or Allied, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

                          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.
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                          (b)     Each share of Allied Common Stock (excluding
         shares held by any Allied Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted or shares held by stockholders who perfect their dissenters' rights of appraisal) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for .226 of a share of Regions Common Stock (the "Exchange Ratio").

                 (3) In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                 (4) Each of the shares of Allied Common Stock held by any Allied Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                 (5) Notwithstanding any other provision of this Agreement, each holder of shares of Allied Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.



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         With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

         (1) The fair market value of the Regions Common Stock and other consideration received in the aggregate by the stockholders of Allied will be approximately equal to the fair market value of the Allied Common Stock surrendered in exchange therefor.

         (2) There is no plan or intention on the part of the stockholders of Allied who own five percent (5%) or more of Allied Common Stock, and to the best of the knowledge of the management of Allied, there is no plan or intention on the part of the remaining stockholders of Allied to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the Allied Common Stock outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of Allied Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding Allied Common Stock as of the Effective Time. Moreover, shares of Allied Common Stock and shares of Regions Common Stock held by Allied stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.

         (3) Regions has no plan or intention to redeem or otherwise reacquire any shares of Regions Common Stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former Allied stockholders.

         (4) Regions will not dispose of any of the assets of Allied acquired in the transaction, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by Allied. For purposes of this paragraph, a corporation is considered to control another corporation in which it owns stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation.

         (5) The liabilities of Allied assumed by Regions and the liabilities to which the transferred assets of Allied are subject were incurred by Allied in the ordinary course of its business.

         (6) Following the transaction, Regions will continue the historic business of Allied or use a significant portion of Allied's historic business assets in a business.

         (7) Regions and Allied will pay only their respective expenses, if any, incurred in connection with the transaction, except that each of Regions and Allied shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.
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         (8)     There is no intercorporate indebtedness existing between
Allied and Regions that was issued, acquired, or will be settled at a discount.

         (9) Allied is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         (10) Both the fair market value and the total adjusted basis of the assets of Allied transferred to Regions will equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

         (11) The payment of cash in lieu of fractional shares of Regions Common Stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Allied stockholders instead of issuing fractional shares of Regions Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the Allied stockholders in exchange for their shares of Allied Common Stock. The fractional share interests of each Allied stockholder will be aggregated, and no Allied stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions Common Stock.

         (12) None of the compensation received by any stockholder-employees of Allied will be separate consideration for, or allocable to, any of their shares of Allied Common Stock; none of the shares of Regions Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of Allied's United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (ii) Allied is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Allied is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at
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least fifty percent (50%) of the fair market value of the stock of which is owned by Allied, in the case of a first-tier subsidiary of Allied or by a controlled corporation, in the case of a lower-tier subsidiary.

         (14) Neither Regions nor Allied are investment companies as defined in Code section 368(a)(2)(F).

         (15) The Agreement represents the entire understanding of Allied and Regions with respect to the Merger.

                                    OPINIONS

         Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Regions and Allied (including the representation that Allied stockholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

         (1) Provided the Merger qualifies as a statutory merger under applicable state law, the Merger will be a reorganization within the meaning of section 368(a). Allied and Regions will each be "a party to a reorganization" within the meaning of section 368(b).

         (2) The stockholders of Allied will recognize no gain or loss upon the exchange of their Allied Common Stock solely for shares of Regions Common Stock.

         (3) The basis of the Regions Common Stock received by the Allied stockholders in the proposed transaction will, in each instance, be the same as the basis of the Allied Common Stock surrendered in exchange therefor.

         (4) The holding period of the Regions Common Stock received by the Allied stockholders will, in each instance, include the period during which the Allied Common Stock surrendered in exchange therefor was held, provided that the Allied Common Stock was held as a capital asset on the date of the exchange.

         (5) The payment of cash to Allied stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.




         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the
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additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

This opinion is being provided solely for the benefit of Regions, Allied, and their stockholders. No other person or party shall be entitled to rely on this opinion.

         We consent to the use of this opinion and to the references made to the firm under the captions "Summary -- Certain Federal Income Tax Consequences of the Merger" and "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.


                                        Very truly yours,

                                        ALSTON & BIRD



                                        By:  /s/ Philip C. Cook
                                            ------------------------------------
                                            Philip C. Cook